Exhibit 99.1

Chrysler Group LLC Reports May 2011 U.S. Sales Increased 10 Percent, Best May Sales Since 2008

•	Retail sales up 27 percent in May compared with same month a year ago

•	May marks the 14th-consecutive month of year-over-year sales gains

•	New 2011 Chrysler 200 sales up 154 percent compared with sales of its predecessor a year ago; retail sales of the Chrysler 200 increase more than five fold

•	Chrysler brand named “Top Popular Brand” in 2011 AutoPacific Vehicle Satisfaction Awards

•	Jeep® brand sales up 55 percent compared with sales in May 2010

•	All current Jeep brand models post May sales increases, led by the all-new 2011 Jeep Grand Cherokee, whose sales were up 192 percent versus a year ago

•	Jeep Grand Cherokee wins “Premium Mid-size SUV” category in AutoPacific Vehicle Satisfaction Awards

•	New 2011 Jeep Compass posts 92 percent year-over-year sales increase, second highest percentage increase for Jeep brand models

•	New 2011 Dodge Journey crossover voted “Family Car of Texas” at the Texas Auto Writers Association “Spring Roundup”

•	Ram Truck brand posts a 13 percent increase versus a year ago, the brand’s 13th consecutive month of year-over-year sales gains

•	2012 Fiat 500 voted “Best Value” and “Best New Design” at the Texas Auto Writers Association “Spring Roundup”

Auburn Hills, Mich., June 1, 2011 – Chrysler Group LLC today reported U.S. sales of 115,363, a 10 percent increase compared with sales in May 2010 (104,819 units), and the best May sales since 2008.

Chrysler Group’s all-new or significantly-refreshed 2011 models continue to drive monthly sales gains. The new 2011 Chrysler 200 mid-size sedan, the all-new 2011 Dodge Durango SUV, the all-new 2011 Jeep Grand Cherokee and new Jeep Compass, and the new 2012 Fiat 500 all significantly contributed to Chrysler Group’s 10 percent sales increase in May.

Sales of the Chrysler 200 were up 154 percent in May, compared to the model’s previous generation. In May, the Chrysler brand was named “Top Popular Brand” in AutoPacific’s 15th annual Vehicle Satisfaction Awards, and the new 2011 Chrysler Town & Country took the top spot in the “Minivan” category. AutoPacific’s Vehicle Satisfaction Award is an industry benchmark for measuring how satisfied an owner is with his or her new vehicle.

All Jeep brand models posted year-over-year sales gains in May, led by the Jeep Grand Cherokee’s 192 percent sales increase. The Grand Cherokee won AutoPacific’s Vehicle Satisfaction Award in the “Premium Mid-size SUV” category. Sales of the new Jeep Compass, now with Trail Rated® 4x4 capability, were up 92 percent in May compared with the same month a year ago.

“Chrysler Group just posted its 14th consecutive month of year-over-year sales gains, confirmation that our 2011 models continue to resonate with consumers,” said Fred Diaz, President and CEO – Ram Truck Brand and Lead Executive for U.S. Sales. “Our retail sales were up 27 percent in May, driven in large part by our new models. Ram pickup trucks and all of our Jeep brand models posted sales increases in May, despite high, fluctuating gas prices.”

The Jeep and Ram Truck brands each posted year-over-year sales gains in May. The Jeep brand’s 55 percent increase was the largest of the Chrysler Group brands.

Chrysler Group finished the month with a 65-day supply of inventory (311, 453 units). U.S. industry sales figures for May are projected at an estimated 12.0 SAAR.

May 2011 U.S. Sales Highlights by Brand

Jeep® Brand

The Jeep brand posted a 55 percent sales increase in May. All five Jeep brand models contributed to the increase by posting year-over-year sales gains. The all-new 2011 Jeep Grand Cherokee posted a 192 percent sales increase in May, compared with the same month in 2010. It was the largest year-over-year sales gain of any Chrysler Group model.

Accolades continue to mount for the Jeep brand’s premium SUV as the 2011 Jeep Grand Cherokee received the highest spot in vehicle satisfaction for the “Premium Mid-size SUV” category in AutoPacific’s 15th annual Vehicle Satisfaction Awards. The Grand Cherokee has captured 30 awards since introduction last summer, including the prestigious Ward’s “10 Best Interiors” award.

The new Jeep Compass posted a 92 percent sales increase in May versus last year, and is up 12 percent compared with sales during the previous month of April. The new Compass offers the Jeep Freedom Drive II® Off-Road package. This available four-wheel-drive system delivers Jeep Trail Rated® capability for the first time in Compass form.

The Jeep brand announced in May that four-time Grammy award winning artist Lenny Kravitz will be featured in the national broadcast advertising campaign for the 2011 Jeep Wrangler. Kravitz is a long-time Wrangler owner.

Ram Truck Brand

The Ram Truck brand posted a 13 percent sales increase in May. Ram pickup truck sales were up 16 percent, compared with the same month in 2010. Both the Light Duty and Heavy Duty pickup trucks, along with the Chassis Cab, saw year-over-year sales gains. This was the brand’s 13th consecutive month of year-over-year sales gains.

In May, the Ram Truck brand introduced the Ram “Long-Hauler” Concept Truck, a vehicle designed for hauling, range and comfort. On display at select events across the country, the Ram Long-Hauler is based on a Class 5 Ram 5500 Chassis Cab, and is designed to tow multiple or heavy trailers and drive long distances. Designers upped the range between refueling stops with a mid-ship fuel tank. Combined with a second frame-mounted tank and a third, optional, bed-mounted auxiliary tank, total fuel capacity is 170 gallons.

Also in May, Chrysler Group, working in partnership with the U.S. Department of Energy, delivered the first of a demonstration fleet of Ram 1500 plug-in hybrid electric (PHEV) pickup trucks to municipal officials in Yuma, Ariz. The 10 PHEV Ram 1500 pickups are part of a national demonstration fleet of 140 vehicles that will be used during the next three years to evaluate customer usage, drive cycles, charging, thermal management, fuel economy, emissions and impact on the region’s electric grid.

Dodge Brand

Sales of the 2011 Dodge Nitro mid-size sport utility continued its string of year-over-year sales gains with a 7 percent increase compared with May a year ago. The Dodge Caravan was the brand’s volume leader in May. Sales of the minivan were up 7 percent compared with sales in the previous month of April 2011.

The totally revamped 2011 Dodge Journey was the proud winner of the 2011 “Family Car of Texas” in May. The Texas Auto Writers Association (TAWA) bestowed the honor after more than 50 journalists had the chance to get behind the wheel and drive the Journey at the group’s annual Spring Roundup at the Texas Motor Speedway in Fort Worth. The Journey received a major overhaul with a completely redesigned and retuned suspension, the new 3.6-liter Pentastar V-6 engine that delivers 283 hp and 260 lb.-ft. of torque, along with excellent fuel economy of up to 25 miles per gallon on the highway, and a gorgeous new interior.

Chrysler Brand

Sales of the new 2011 Chrysler 200 increased 154 percent in May compared with sales a year ago by the model’s previous generation. For 2011, every Chrysler brand vehicle is new or significantly refreshed, resulting in beautifully-crafted vehicles with new powertrains, upgraded suspensions and world-class interiors and an exhilarating driving experience.

The brand in May launched a new advertising campaign for the all-new Chrysler 300. The new advertising campaign continues the “Imported from Detroit” messaging featured in the Chrysler 200 Super Bowl commercial and takes it to a new level by delivering insightful stories of people who possess an exceptional capacity for hard work. Carrying the theme launched during the Super Bowl’s “Born of Fire” commercial, each individual featured in this campaign has a direct link to Detroit and shares the spirit of the city.

May 2011 U.S. Sales Highlights

•	Jeep brand sales (35,573 units) increased 55 percent compared with the same month last year (22,948 units)

•	Jeep Grand Cherokee sales (9,484 units) improved 192 percent versus May last year (3,246 units)

•	Sales of the new 2011 Jeep Compass (4,555 units) were up 92 percent compared with May 2010 (2,373 units)

•	Jeep Wrangler sales (10,008 units) increased 4 percent compared with May 2010 (9,634 units)

•	Jeep Liberty sales (6,048 units) increased 47 percent versus May last year (4,105 units)

•	Jeep Patriot (5,470 units) posted an 80 percent year-over-year sales increase

•	Ram Truck brand sales (21,467 units) increased 13 percent compared with the same month last year (18,930 units)

•	Ram pickup truck sales (20,117 units) improved 16 percent versus May 2010 (17,298 units)

•	Sales of the new 2011 Chrysler 200 (7,098 units) were up 154 percent versus sales of the model’s previous generation (2,798 units)

•	Dodge Nitro sales (1,900 units) increased 7 percent compared with May 2010 (1,774 units)

•	Chrysler Group truck sales (83,105 units) improved 17 percent versus May 2010 (71,222 units)

Chrysler Group LLC U.S. Sales Summary Thru May 2011

	Month Sales		Vol%	Sales CYTD		Vol%
Model	Curr Yr	Pr Yr	Change	Curr Yr	Pr Yr	Change
500	1,759	0	0%	3,141	0	0%
FIAT BRAND	1,759	0	0%	3,141	0	0%

200	7,098	0	0%	25,252	0	0%
Sebring	53	2,798	-98%	2,380	17,387	-86%
300	2,539	3,507	-28%	11,181	17,573	-36%
PT Cruiser	45	997	-95%	1,328	3,901	-66%
Aspen	0	2	-100%	0	30	-100%
Town & Country	6,629	13,395	-51%	39,398	51,342	-23%
CHRYSLER BRAND	16,364	20,699	-21%	79,539	90,233	-12%

Compass	4,555	2,373	92%	15,998	8,749	83%
Patriot	5,470	3,040	80%	23,313	13,080	78%
Wrangler	10,008	9,634	4%	41,946	37,226	13%
Liberty	6,048	4,105	47%	26,048	18,319	42%
Grand Cherokee	9,484	3,246	192%	45,401	22,550	101%
Commander	8	550	-99%	104	6,116	-98%
JEEP BRAND	35,573	22,948	55%	152,810	106,040	44%

Caliber	4,002	7,481	-47%	17,576	18,853	-7%
Avenger	5,543	6,332	-12%	24,868	22,001	13%
Charger	7,830	9,625	-19%	30,626	37,277	-18%
Challenger	3,418	3,828	-11%	16,777	14,580	15%
Viper	16	26	-38%	110	113	-3%
Journey	3,706	3,781	-2%	22,484	21,827	3%
Caravan	9,427	9,393	0%	46,148	41,265	12%
Nitro	1,900	1,774	7%	10,164	7,519	35%
Durango	4,358	2	217800%	17,744	36	49189%
DODGE BRAND	40,200	42,242	-5%	186,497	163,471	14%

Dakota	1,350	1,610	-16%	7,015	5,796	21%
Ram P/U	20,117	17,298	16%	90,536	69,005	31%
Sprinter	0	22	-100%	0	192	-100%
RAM BRAND	21,467	18,930	13%	97,551	74,993	30%

TOTAL DODGE	61,667	61,172	1%	284,048	238,464	19%

TOTAL CHRYSLER GROUP LLC	115,363	104,819	10%	519,538	434,737	20%

TOTAL CAR	32,258	33,597	-4%	131,911	127,784	3%
TOTAL TRUCK	83,105	71,222	17%	387,627	306,953	26%

Selling Days	24	26		126	126

Global Sales Reporting & Analysis